CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Form N-14 of the the Chartwell Small Cap Value Fund and to the use of our report dated December 29, 2017 on the financial statements and financial highlights of Berwyn Fund and Chartwell Small Cap Value Fund, each a series of shares of beneficial interest in The Chartwell Funds. Such financial statements and financial highlights appear in the October 31, 2017 Annual Report to Shareholders for Berwyn Fund and Chartwell Small Cap Value Fund, which is incorporated by reference into the Joint Proxy Statement/Prospectus and Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 25, 2018